ACRE Realty Investors Inc. Announces Closing of Sale Contract of Northridge Land in Fulton County, Georgia

NEW YORK, July 1, 2015 / PRNewswire/ – ACRE Realty Investors Inc. (NYSE MKT: AIII) (the “Company”) announces that, on June 30, 2015, it closed the previously announced sale of its Northridge land parcel for a sale price of $5,500,000.

On April 2, 2015, the Company filed a Current Report on Form 8-K to report that, through a wholly owned subsidiary, the Company entered into a sale contract with Vista Acquisitions, LLC, a Georgia limited liability company (“Vista”), pursuant to which the Company agreed to sell, and Vista agreed to purchase, the Northridge land parcel, consisting of approximately 12.965 acres of real property located in Land Lots 25 and 26 of the 17th District, and in Land Lots 385 and 386 of the 19th District, Fulton County, Georgia (the “Northridge Land”).

The Northridge Land was one of the four legacy properties that was acquired prior to the recapitalization transaction with A-III Investment Partners LLC. As described in our most recent Quarterly Report on Form 10-Q, the Company is in the process of selling its legacy properties.

The above description of the closing and related matters is only a summary, and you are encouraged to read the Company’s Current Report on Form 8-K, which the Company intends to file shortly after this press release is issued and which will be available free of charge at the SEC’s website at www.sec.gov.

Additional information about the Company, including links to SEC filings, is available on the Company’s website at www.acrerealtyinvestors.com. In addition, you may contact the Company at 212-878-3504.

Source: ACRE Realty Investors Inc.